As filed with the Securities and Exchange Commission on August 8, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NXP Semiconductors N.V.

(Exact Name of Registrant as Specified in its Charter)

The Netherlands	Not Applicable
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

High Tech Campus 60, 5656 AG Eindhoven, The Netherlands	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

Employee Stock Purchase Plan

(Full title of the plans)

James N. Casey

1109 McKay Drive

M/S 54SJ

San Jose, CA 95131-1706

United States

+1 408 434 3000

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

Mark Brod

Simpson Thacher & Bartlett LLP

CityPoint

One Ropemaker Street

London EC2Y 9HU

England

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Shares of common stock, par value €0.20	140,000.00	$35.47	$4,965,800.00	$677.34
Total:				$677.34

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock split, stock dividends or similar transactions.
(2)	For purposes of calculating the registration fee pursuant to Rule 457(c) and (h)(1) of the Securities Act of 1933, as amended, the proposed maximum offering price per share is based on the average high and low price of the shares on August 6, 2013.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I has been sent or given to employees as specified by Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by NXP Semiconductors N.V. (the “Company”) with the Commission, are incorporated in this Registration Statement by reference:

(a)	the Company’s annual report on Form 20-F for fiscal year ended December 31, 2012 filed on March 1, 2013;

(b)	the Company’s current report on Form 6-K filed on May 6, 2013 including the Company’s interim report for the period ended March 31, 2013, and the Company’s current report on Form 6-K filed on August 2, 2013 including the Company’s interim report for the period ended June 30, 2013; and

(c)	the description of the Company’s shares of common stock, nominal value €0.20 per share, included under the caption “Description of Registrant’s Securities to be Registered” included in the Company’s registration statement on Form 8-A, filed with the Commission on August 3, 2010 (File No. 001-34841), as amended or supplemented.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under Dutch law, indemnification provisions may be included in the articles of association. Accordingly, our articles of association, in effect since August 2, 2010 provide that we shall reimburse the members of the board of directors and the former members of the board of directors for damages and various costs and expenses related to claims brought against them in connection with the exercise of their duties. However, there shall be no entitlement to reimbursement if and to the extent that (i) a Dutch court has established in a final and conclusive decision that the act or failure to act of the person concerned may be characterized as willful (opzettelijk), intentionally reckless (bewust roekeloos) or seriously culpable (ernstig verwijtbaar) conduct, unless Dutch law provides otherwise or this would, in view of the circumstances of the case, be unacceptable according to standards of reasonableness and fairness, or (ii) the costs or financial loss of the person concerned are covered by an insurance and the insurer has paid out the costs or financial loss. We may enter into indemnification agreements with the members of the board of directors and our officers to provide for further details on these matters. We expect to purchase directors’ and officers’ liability insurance for the members of the board of directors and certain other officers, substantially in line with that purchased by similarly situated companies.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made to the attached exhibit index, which is incorporated by reference herein.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES OF THE REGISTRANT

Pursuant to the requirements of the Securities Act, the registrant certifies that it has duly reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Eindhoven, the Netherlands on August 8, 2013.

NXP Semiconductors N.V.

By:	/s/ Richard L. Clemmer
Name:	Richard L. Clemmer
Title:	Chief Executive Officer

We, the undersigned officers and directors of NXP Semiconductors N.V. hereby severally constitute and appoint Peter Kelly, James N. Casey, Guido Dierick and Dr. Jean Schreurs, each of them singly (with full power to each of them to act alone), as our true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

/s/ Richard L. Clemmer Richard L. Clemmer	Chief Executive Officer and Director (Principal executive officer)	August 8, 2013

/s/ Peter Kelly Peter Kelly	Chief Financial Officer (Principal financial and accounting officer)	August 8, 2013

/s/ Sir Peter Bonfield Sir Peter Bonfield	Director	August 8, 2013

/s/ Johannes P. Huth Johannes P. Huth	Director	August 8, 2013

/s/ Egon Durban Egon Durban	Director	August 8, 2013

/s/ Kenneth A. Goldman Kenneth A. Goldman	Director	August 8, 2013

/s/ Josef Kaeser Josef Kaeser	Director	August 8, 2013

/s/ Ian Loring Ian Loring	Director	August 8, 2013

/s/ Michel Plantevin Michel Plantevin	Director	August 8, 2013

/s/ Vikram Bhatia Vikram Bhatia	Director	August 8, 2013

/s/ Roy Mackenzie Roy Mackenzie	Director	August 8, 2013

/s/ Jean-Pierre Saad Jean-Pierre Saad	Director	August 8, 2013

SIGNATURES OF THE AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of NXP Semiconductors N.V., has signed this registration statement in San Jose, CA, on August 8, 2013.

NXP Semiconductors N.V.

By:	/s/ James N. Casey
Name:	James N. Casey
Title:	Authorized Representative in the United States

EXHIBIT INDEX

Exhibit Number	Description of Document

3.1	Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of Amendment No. 7 to the Registration Statement on Form F-1 of NXP Semiconductors N.V., filed on August 2, 2010 (File No. 333-166128)).

3.2	Articles of Association of NXP Semiconductors N.V. (incorporated by reference to Exhibit 3.2 of Amendment No. 7 to the Registration Statement on Form F-1 of NXP Semiconductors N.V., filed on August 2, 2010 (File No. 333-166128)).

4.1	Employee Stock Purchase Plan Terms and Conditions.

5.1	Opinion of Dr. Jean Schreurs, Senior Corporate Counsel of NXP Semiconductors N.V.

23.1	Consent of KPMG Accountants N.V.

23.4	Consent of Dr. Jean Schreurs, Senior Corporate Counsel of NXP Semiconductors N.V. (included in Exhibit 5.1).

24.1	Power of Attorney of certain officers and directors of the Company to file future amendments (set forth on the signature pages of this Registration Statement).